Exhibit 99.3

Execution Version

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of July 24, 2022, is made and entered into by and among Ginkgo Bioworks Holdings, Inc., a Delaware corporation (“Parent”), and the stockholders of Zymergen Inc., a Delaware public benefit corporation (the “Company”), identified on Exhibit A (each, a “Stockholder” and collectively, the “Stockholders”). Parent and each Stockholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company, Parent and Pepper Merger Subsidiary Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), pursuant to the terms of the Merger Agreement;

WHEREAS, each Stockholder is willing to make certain representations, warranties, covenants, and agreements as set forth in this Agreement with respect to the shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) Beneficially Owned (as defined below) by such Stockholder set forth across from such Stockholder’s name on Exhibit A (the “Subject Shares” and, together with any additional shares of Company Common Stock pursuant to Section 7 hereof, the “Shares”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and the Company have required that each Stockholder, and each Stockholder has (solely in its capacity as such and not as a director or fiduciary) agreed to, execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth below and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.             Definitions.

For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases, and correlative forms shall have the meanings assigned to them in this Section 1.

(a)            “Affiliate” means with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or under common control with, such Person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or Affiliate of any Stockholder; provided, further, that, for the avoidance of doubt, any member of a Stockholder shall be deemed an Affiliate of such Stockholder; and provided, further, that an Affiliate of a Stockholder shall include any investment fund, vehicle or holding company of which such Stockholder or an affiliate thereof serves as the general partner, managing member or discretionary manager or advisor, or which shares the same investment manager and/or the same investment advisor. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by Contract or otherwise.

(b)            “Beneficial Owner” shall mean the Person who Beneficially Owns the referenced securities.

(c)            “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities.

2.              Representations of the Stockholders. Each Stockholder (solely in its capacity as such and not as a director or fiduciary) represents and warrants to Parent (only as to such Stockholder and not any other Stockholder) that:

(a)            Ownership of Shares. Stockholder (i) is the Beneficial Owner of all of such Stockholder’s Subject Shares free and clear of any proxy, voting restriction, adverse claim, or other Liens, other than those created by this Agreement or under applicable federal or state securities laws; and (ii) has the sole voting and sole disposition power over all of such Subject Shares. Except as expressly provided by this Agreement, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character to which Stockholder is a party relating to the pledge, disposition, or voting of any of such Stockholder’s Subject Shares and there are no voting trusts or voting agreements with respect to such Subject Shares.

(b)            Disclosure of All Shares Owned. Neither Stockholder nor any of its Affiliates Beneficially Owns any shares of Company Common Stock other than the Subject Shares set forth across from such Stockholder’s name on Exhibit A.

(c)            Organization; Power and Authority; Binding Agreement. Stockholder is duly organized, validly existing and in good standing under the Laws of Delaware. Stockholder has full entity power and authority to enter into, execute, and deliver this Agreement and to perform fully such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Stockholder and assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes the legal, valid, and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally.

(d)            Voting Power. Stockholder has full voting power (or the power to effect the full voting power) with respect to all such Stockholder’s Subject Shares, full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of such Stockholder’s Subject Shares. None of Stockholder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust, or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder.

(e)            No Conflict. The execution and delivery of this Agreement by Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, (i) conflict with or violate any Law applicable to such Stockholder or (ii) result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of any Lien on any of such Stockholder’s Shares pursuant to, any agreement or other instrument or obligation, including organizational documents binding upon such Stockholder or any of its Shares, except for breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of Stockholder to perform its obligations hereunder.

(f)            No Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Authority or any other Person on the part of Stockholder is required in connection with the valid execution and delivery of this Agreement, except for such filings and approvals as may be required by any applicable federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act or the HSR Act.

(g)            No Litigation. As of the time of execution of this Agreement, there is no Legal Proceeding pending against, or to the knowledge of Stockholder, threatened against, Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.

3.              Representations of Parent. Parent represents and warrants to each Stockholder that:

(a)            Organization; Power and Authority; Binding Agreement. Parent is duly organized, validly existing and in good standing under the Laws of Delaware. Parent has the requisite power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by Parent and assuming the due authorization, execution and delivery of this Agreement by each Stockholder, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity.

(b)            No Conflict. The execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate any Law applicable to such Party; (ii) result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to the terms, conditions or provisions of any material Contract to which Parent may be bound; or (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent, except for such violations, conflicts, breaches defaults, terminations, accelerations or Liens that would not prevent or materially delay Parent’s performance of its obligations under this Agreement.

(c)            No Governmental Authorizations. No Governmental Authorization is required on the part of Parent in connection with the execution and delivery of this Agreement, except for (i) such filings and approvals as may be required by any applicable federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act and (ii) such other Governmental Authorizations the failure of which to obtain would not prevent or materially delay Parent’s performance of its obligations under this Agreement.

4.              Agreement to Vote Shares.

Prior to the Expiration Time, each Stockholder (in its capacity as such) irrevocably and unconditionally agrees during the term of this Agreement, at any annual or special meeting of the Company called with respect to the following matters, and at every adjournment or postponement thereof (each, a “Covered Meeting”), to appear at any such meeting or otherwise cause such Stockholder’s Shares to be counted as present thereat for purpose of establishing a quorum, respond to each request by the Company for written consent, if any, and vote or cause the holder of record to vote such Stockholder’s Shares entitled to vote at such meeting (a) in favor of (i) approval of the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement and (ii) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Merger Agreement, the Merger and any other matters necessary for the Merger; and (b) against (i) any action, proposal, transaction, or agreement which would reasonably be expected to result in any of the conditions to the Company’s obligations to consummate the Merger set forth in Article VII of the Merger Agreement not being fulfilled, and (ii) any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the Merger or the fulfillment of Parent’s, Merger Sub’s or the Company’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s Organizational Documents). Any attempt by Stockholder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of), such Stockholder’s Shares in contravention of this Section 4 shall be null and void ab initio. Notwithstanding the foregoing, Stockholder shall retain at all times the right to vote such Stockholder’s Shares in its sole discretion and without any other limitation on those matters other than those set forth in this Section 4 that are at any time or from time to time presented for consideration to the Company’s stockholders.

5.              No Voting Trusts or Other Arrangement.

Each Stockholder agrees that during the term of this Agreement, such Stockholder will not, and will not permit any Affiliate to, deposit any of such Stockholder’s Shares in a voting trust, grant any proxies with respect to such Stockholder’s Shares, or subject any of such Stockholder’s Shares to any arrangement with respect to the voting of such Stockholder’s Shares other than agreements entered into with Parent.

6.              Transfer and Encumbrance.

Each Stockholder agrees that prior to the earlier of (i) the Expiration Time and (ii) the date on which the Requisite Stockholder Approval shall have been obtained, such Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge, convey any legal or Beneficial Ownership interest in or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by operation of Law or otherwise) or encumber (“Transfer”) any of such Stockholder’s Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of any of such Stockholder’s Shares or such Stockholder’s voting or economic interest therein. This Section 6 shall not prohibit a Transfer of the Shares by a Stockholder to an Affiliate of such Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement. Any attempted Transfer of a Stockholder’s Shares or any interest therein in violation of this Section 6 shall, to the fullest extent permitted by Law, be null and void ab initio. If any involuntary Transfer of any of a Stockholder’s Shares shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Stockholder’s Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

7.              Additional Purchases; Adjustments.

Each Stockholder agrees that any shares of Company Common Stock and any other shares of capital stock or other equity of the Company that such Stockholder purchases, acquires the voting power or otherwise acquires Beneficial Ownership of after the execution of this Agreement and prior to the record date for any Covered Meeting shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof for all purposes of this Agreement, and each Stockholder shall promptly notify Parent of the existence of any such after-acquired Shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and such resulting securities shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof for all purposes of this Agreement.

8.              Waiver of Certain Actions.

Each Stockholder hereby agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any Legal Proceeding, derivative or otherwise, against Parent, Merger Sub or the Company or any of their respective Affiliates and each of their successors or directors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) alleging a breach of any fiduciary duty of the Company Board in connection with the negotiation and entry into this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, and hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing.

9.              Termination.

This Agreement shall terminate upon the earliest to occur of (the “Expiration Time”): (a) the Closing; (b) the date on which the Merger Agreement is terminated in accordance with its terms; (c) the Outside Date; (d) any change to the terms of the Merger without the prior written consent of each Stockholder that (i) reduces the Merger Consideration with respect to the Company Common Stock or any consideration otherwise payable with respect to the Shares beneficially owned by such Stockholder (subject to adjustments in compliance with Section 2.8 of the Merger Agreement), (ii) changes the form of consideration payable in the Merger or any consideration otherwise payable with respect to the Company Common Stock beneficially owned by such Stockholder, (iii) modifies the closing conditions set forth in Article VII of the Merger Agreement in a manner adverse to the interest of the Stockholders, (iv) modifies the definition of “Outside Date” under the Merger Agreement in a manner adverse to the interest of the Stockholders or (v) modifies Article II of the Merger Agreement in a manner adverse to the interests of the Stockholders; and (e) with respect to any Stockholder, the mutual written consent of such Stockholder and Parent to terminate this Agreement. Nothing in this Section 9 shall relieve or otherwise limit the liability of any Party for any willful and material breach of this Agreement incurred prior to such termination.

10.            No Solicitation.

Subject to Section 11, each Stockholder agrees it shall not, it shall cause its Affiliates not to and it shall direct its and their respective Representatives not to, directly or indirectly, take any of the actions listed in clauses (i) - (vi) of Section 5.4(a) of the Merger Agreement (without giving effect to any amendment or modification of such clauses after the date hereof). Each Stockholder shall, and shall cause its Affiliates to, and shall use its reasonable best efforts to cause its and their Representatives to, immediately cease, and cause to be terminated, any solicitations, discussions or negotiations with any Person other than Parent with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal.

11.            Fiduciary Duties.

Each Stockholder is entering into this Agreement solely in its capacity as the record or Beneficial Owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by any of such Stockholder’s designees serving in his or her capacity as a director of the Company (or a Subsidiary of the Company). The taking of any actions (or failures to act) by any Stockholder’s designees serving as a director of the Company (in such capacity as a director) shall not be deemed to constitute a breach of this Agreement.

12.            Specific Performance.

The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the Expiration Time, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 12, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity. Each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement, all in accordance with the terms of this Section 12. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 12, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

13.            Entire Agreement.

This Agreement (together with the Merger Agreement and any other documents and instruments executed pursuant hereto) supersedes all prior agreements, written or oral, between the Parties hereto with respect to the subject matter hereof and contains the entire agreement between the Parties with respect to the subject matter hereof. The Parties agree that (a) the representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

14.            Notification of Certain Matters.

From the date hereof and through the Expiration Time, each Stockholder shall promptly deliver to Parent written notice, upon becoming aware of (a) any injunction, writ or order of any nature issued and directing that the transactions provided for herein not be consummated as herein provided or (b) any Proceeding pending or threatened with respect to the transactions contemplated hereby, in each such case if and only to the extent that such injunction, writ, order or Proceeding would cause any of the conditions set forth in Article VII of the Merger Agreement not to be satisfied at such time.

15.            Notices.

All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder: (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (b) immediately upon delivery by hand; or (c) by e-mail, upon written or electronic confirmation of receipt, in each case to the intended recipient as set forth below:

If to Parent, to:

Ginkgo Bioworks Holdings, Inc.

27 Drydock Avenue, 8th Floor

Boston, Massachusetts 02210
Attn: Anna Marie Wagner; Karen Tepichin
E-mail: annamarie@ginkgobioworks.com;

ktepichin@ginkgobioworks.com

with copies (which will not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attn: Suni Sreepada

E-mail: suni.sreepada@ropesgray.com

and

Ropes & Gray LLP

800 Boylston Street

Boston, MA 02199

Attn: Marko Zatylny

E-mail: marko.zatylny@ropesgray.com

If to a Stockholder, to such Stockholder’s address set forth on Exhibit A.

Any notice received by e-mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or e-mail address through a notice given in accordance with this Section 15, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 15 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (i) specified in such notice; or (ii) that is two (2) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 15.

16.            Miscellaneous.

(a)            Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statute of limitations, without giving effect to any choice or conflict of Laws (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)            Consent to Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding arising out of this Agreement or the transactions contemplated hereby, for and on behalf of itself or any of its properties or assets, in accordance with Section 15 or in such other manner as may be permitted by applicable Law, and nothing in this Section 16(b) will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it shall not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the Parties agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c)            Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER AGREEMENT OR THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE MERGER AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16(c).

(d)            Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Merger is consummated.

(e)            Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(f)            Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by Electronic Delivery, will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

(g)            Interpretation. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of a Stockholder means the actual knowledge of any officer of such Stockholder after due inquiry.

(h)            Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties; provided that such prior written approval shall not be required for the assignment to an Affiliate in connection with a Transfer made in accordance with the provisions of Section 6. This Agreement will be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder unless made in connection with a Transfer or series of Transfers of all of a Stockholder’s Shares made in accordance with the provisions of Section 6. Any purported assignment of this Agreement without the consent required by this Section 16(h) is null and void.

(i)            No Third-Party Beneficiaries; Non-Recourse. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement.

(j)            No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholders, and Parent shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any Stockholder in the voting or disposition of any Shares, except as otherwise expressly provided herein.

(k)            No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the Parties or a presumption that the Parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

(l)            Disclosure. No Stockholder shall issue any press release or otherwise make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of Parent, except as may be required by applicable Law (provided that to the extent legally permitted and reasonably practicable, any such Stockholder shall provide reasonable notice of any such disclosure to Parent, other than an amendment to and report on Schedule 13D or any filing made pursuant to Section 16 of the Exchange Act solely to disclose this Agreement and report that it has been entered into). Each Stockholder consents to and hereby authorizes the Company and Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company or Parent reasonably determines to be necessary in connection with the Merger, such Stockholder’s identity and ownership of such Stockholder’s Shares, the existence of this Agreement, and the nature of such Stockholder’s commitments and obligations under this Agreement and any other information that the Company reasonably determines is required to be disclosed by Law, and such Stockholder acknowledges that the Company and Parent may, in the Company’s sole discretion, file this Agreement or a form hereof with the SEC or any other applicable Governmental Authority. Each Stockholder agrees, upon written request by Parent, to promptly provide Parent with any information it may reasonably require for the preparation of any such disclosure documents, and such Stockholder agrees to promptly notify the Company of any required corrections with respect to any information regarding this Agreement supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that such Stockholder has become aware that any such information shall have become false or misleading in any material respect. Nothing set forth herein shall limit any disclosure by any Stockholder to its or its Affiliates’ general or limited partners on a confidential basis.

(m)            Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties. By an instrument in writing, Parent, on the one hand, or any Stockholder, on the other hand, may waive compliance by the other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform. The failure or delay of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right or remedy hereunder.

(n)            Reliance. Each Stockholder understands and acknowledges that Parent and the Company are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has duly executed and delivered this Agreement as of the date first written above.

GINKGO BIOWORKS HOLDINGS, INC.

By:	/s/ Jason Kelly
Name: Jason Kelly
Title: Chief Executive Officer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, each Party has duly executed and delivered this Agreement as of the date first written above.

DATA COLLECTIVE II, L.P.

By:	/s/ Zack Bogue
Name: Zack Bogue
Title: Managing Partner

IN WITNESS WHEREOF, each Party has duly executed and delivered this Agreement as of the date first written above.

DCVC OPPORTUNITY FUND, L.P.

By:	/s/ Zack Bogue
Name: Zack Bogue
Title: Managing Partner

Exhibit A

Name and Address of Stockholder	Total Shares of Common Stock Owned
Data Collective II, L.P. 270 University Avenue Palo Alto, CA 94301	2,448,901
DCVC Opportunity Fund, L.P. 270 University Avenue Palo Alto, CA 94301	4,917,734
Total	7,366,635